SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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☐	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

JAKKS PACIFIC, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JAKKS PACIFIC, INC.

22619 Pacific Coast Highway
Malibu, CA 90265

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on September 10, 2004

       The Annual Meeting of Stockholders of JAKKS Pacific, Inc. (the “Company”) will be held at the Sherwood Country Club, 320 West Stafford Road, Thousand Oaks, California 91361, on September 10, 2004 at 9:00 a.m. local time, to consider and act upon the following matters:

1. To elect 7 directors to serve for the ensuing year.

2. To ratify the selection by the Board of Directors of the firm of PKF, Certified Public Accountants, A Professional Corporation, as the Company’s independent auditors for the current fiscal year.

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

      Stockholders of record as of the close of business on July 28, 2004 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will remain open.

By Order of the Board of Directors

-s- Stephen G. Berman

STEPHEN G. BERMAN
Secretary

Malibu, California

August 9, 2004

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. YOU MAY REVOKE THE PROXY AT ANY TIME BEFORE THE AUTHORITY GRANTED THEREIN IS EXERCISED.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ELECTION OF DIRECTORS (Proposal No. 1)
Nominees
Committees of the Board of Directors
Meetings of the Board of Directors and Board Member Attendance at Annual Stockholder Meeting
Stockholder Communications
Code of Ethics
Executive Officers
Certain Relationships and Related Transactions
Legal Proceedings
Section 16(a) Beneficial Ownership Reporting Compliance
Executive Compensation
Board Compensation
Employment Agreements
Compensation Committee Interlock and Insider Participation
Performance Graph
COMPENSATION COMMITTEE REPORT
Overview
Executive Compensation
Chief Executive Officer Compensation
Considerations with Respect to Tax Deductibility
REPORT OF THE AUDIT COMMITTEE ON THE FINANCIAL STATEMENTS
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS (Proposal No. 2)
BOARD RECOMMENDATION
2005 ANNUAL MEETING
OTHER MATTERS

JAKKS PACIFIC, INC.

22619 Pacific Coast Highway
Malibu, CA 90265

PROXY STATEMENT FOR THE 2004 ANNUAL MEETING OF STOCKHOLDERS

To be Held on September 10, 2004

       This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of JAKKS Pacific, Inc. (the “Company”) for use at the 2004 Annual Meeting of Stockholders to be held on September 10, 2004, and at any adjournment of that meeting (the “Annual Meeting”). Throughout this Proxy Statement, “we,” “us” and “our” are used to refer to the Company.

      The shares of our common stock represented by each proxy will be voted in accordance with the stockholder’s instructions as to each matter specified thereon, unless no instruction is given, in which case, the proxy will be voted in favor of such matter. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of written revocation or a subsequently dated proxy to our corporate Secretary or by voting in person at the Annual Meeting.

      We are mailing this Proxy Statement to our stockholders on or about August 9, 2004, accompanied by our Annual Report to Stockholders for our fiscal year ended December 31, 2003.

VOTING SECURITIES AND VOTES REQUIRED

      At the close of business on July 28, 2004, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 26,117,506 shares of our common stock, par value $.001 per share. All holders of our common stock are entitled to one vote per share.

      The affirmative vote of the holders of a plurality of the shares of our common stock present or represented by proxy at the Annual Meeting is required for election of directors. The affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the Annual Meeting is required for the ratification of the appointment by the Board of Directors of PKF, Certified Public Accountants, A Professional Corporation, as our independent auditors for the current fiscal year, all as hereinafter described. A majority of the outstanding shares of our common stock represented in person or by proxy at the Annual Meeting will constitute a quorum at the meeting. All shares of our common stock represented in person or by proxy (including shares which abstain or do not vote for any reason with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter, but will not be counted as a vote in favor of such matter. Accordingly, an abstention from voting on a matter has the same legal effect as a vote against the matter. If a broker or nominee holding stock in “street name” indicates on the proxy that it does not have discretionary authority to vote as to a particular matter (“broker non-votes”), those shares will not be considered as present and entitled to vote with respect to such matter. Accordingly, a broker non-vote on a matter has no effect on the voting on such matter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information as of July 28, 2004 with respect to the beneficial ownership of our common stock by (1) each person known by us to own beneficially more than 5% of the outstanding shares of our common stock, (2) each of our directors and nominees for director, (3) each of our executive officers named in the Summary Compensation Table set forth under the caption “Executive Compensation”, below, and (4) all our directors and executive officers as a group.

	Amount and
	Nature of		Percent of
Name and Address of	Beneficial		Outstanding
Beneficial Owner(1)(2)	Ownership(s)(3)		Shares(4)

Royce & Associates, LLC	3,044,400	(5)	11.66%
Third Avenue Management LLC	2,855,211	(6)	10.93
FMR Corp.	2,672,300	(7)	10.23
Dimensional Fund Advisors, Inc.	1,633,402	(8)	6.25
Franklin Resources, Inc.	1,424,707	(9)	5.45
Jack Friedman	840,775	(10)	3.19
Stephen G. Berman	709,101	(11)	2.68
Michael Bianco, Jr.	346,321	(12)	1.32
Joel M. Bennett	215,413	(13)	*
Murray L. Skala	86,957	(14)	*
Robert E. Glick	85,021	(15)	*
Michael G. Miller	75,646	(16)	*
David C. Blatte	68,500	(17)	*
Dan Almagor	0	(18)	*
All directors and executive officers as a group (8 persons)	2,424,548	(19)	8.91%

*	Less than 1% of our outstanding shares.

(1)	Unless otherwise indicated, a person’s address is c/o JAKKS Pacific, Inc., 22619 Pacific Coast Highway, Malibu, California 90265.

(2)	The number of shares of common stock beneficially owned by each person or entity is determined under the rules promulgated by the Securities and Exchange Commission. Under such rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power. The percentage of our outstanding shares is calculated by including among the shares owned by a person or entity any shares which such person or entity has the right to acquire within 60 days after July 28, 2004. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

(3)	Except as otherwise indicated, exercises sole voting power and sole investment power with respect to such shares.

(4)	Does not include any shares of common stock issuable upon the conversion of $98 million of our 4.625% convertible senior notes due 2023 (the “Notes”), initially convertible at the rate of 50 shares of common stock per $1,000 principal amount at issuance of the notes (but subject to adjustment under certain circumstances as described in the Notes).

(5)	The address of Royce & Associates, LLC is 1414 Avenue of the Americas, New York, New York 10019. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13G filed on February 3, 2004.

(6)	The address of Third Avenue Management LLC is 622 Third Avenue, New York, NY 10017. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13G/ A filed on January 8, 2004.

(7)	The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. All the information with respect to this beneficial owner was extracted solely from its Schedule 13G/ A filed on February 17, 2004.

(8)	The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13G filed on February 6, 2004.

(9)	Messrs. Charles B. Johnson and Rupert H. Johnson, principals and controlling members of Franklin Resources Inc. (“FRI”), have also reported beneficial ownership of these shares. The address of each of FRI and Messrs. Johnson is One Franklin Parkway, San Mateo, CA 94403. All the information presented in this Item with respect to these beneficial owners was extracted solely from the Schedule 13G jointly filed on February 13, 2004.

(10)	Includes 3,186 shares held in trusts for the benefit of children of Mr. Friedman. Also includes 255,317 shares of common stock issuable upon the conversion of options held by Mr. Friedman. Also includes 120,000 shares of common stock issued on January 1, 2004 pursuant to the terms of Mr. Friedman’s January 1, 2003 Employment Agreement, which shares are further subject to the terms of our January 1, 2004 Restricted Stock Award Agreement with Mr. Friedman (the “Friedman Agreement”). The Friedman Agreement provides that Mr. Friedman will forfeit his rights to all 120,000 shares unless certain conditions precedent are met prior to January 1, 2005, including the condition that our Pre-Tax Income (as defined in the Friedman Agreement) for 2004 exceeds $2,000,000, whereupon the forfeited shares will become authorized but unissued shares of our common stock. The Friedman Agreement further prohibits Mr. Friedman from selling, assigning, transferring, pledging or otherwise encumbering (a) 60,000 of the 120,000 shares prior to January 1, 2005 and (b) the remaining 60,000 shares prior to January 1, 2006; provided, however, that if our Pre-Tax Income for 2004 exceeds $2,000,000 and our Adjusted EPS Growth (as defined in the Friedman Agreement) for 2004 increases by certain percentages as set forth in the Friedman Agreement, the vesting of some or all of the 60,000 shares that would otherwise vest on January 1, 2006 will be accelerated to the date the Adjusted EPS Growth is determined.

(11)	Includes 349,101 shares of common stock issuable upon the conversion of options held by Mr. Berman. Also includes 120,000 shares of common stock issued on January 1, 2004 pursuant to the terms of Mr. Berman’s January 1, 2003 Employment Agreement, which shares are further subject to the terms of our January 1, 2004 Restricted Stock Award Agreement with Mr. Berman (the “Berman Agreement”). The Berman Agreement provides that Mr. Berman will forfeit his rights to all 120,000 shares unless certain conditions precedent are met prior to January 1, 2005, including the condition that our Pre-Tax Income (as defined in the Berman Agreement) for 2004 exceeds $2,000,000, whereupon the forfeited shares will become authorized but unissued shares of our common stock. The Berman Agreement further prohibits Mr. Berman from selling, assigning, transferring, pledging or otherwise encumbering (a) 60,000 of the 120,000 shares prior to January 1, 2005 and (b) the remaining 60,000 shares prior to January 1, 2006; provided, however, that if our Pre-Tax Income for 2004 exceeds $2,000,000 and our Adjusted EPS Growth (as defined in the Berman Agreement) for 2004 increases by certain percentages as set forth in the Berman Agreement, the vesting of some or all of the 60,000 shares that would otherwise vest on January 1, 2006 will be accelerated to the date the Adjusted EPS Growth is determined.

(12)	Includes 114,271 shares which Mr. Bianco may purchase upon the exercise of certain stock options. Also includes 96,000 shares of common stock issued on January 1, 2004 pursuant to the terms of Mr. Bianco’s January 1, 2003 Employment Agreement, which shares are further subject to the terms of our January 1, 2004 Restricted Stock Award Agreement with Mr. Bianco (the “Bianco Agreement”). The Bianco Agreement provides that Mr. Bianco will forfeit his rights to all 96,000 shares unless certain conditions precedent are met prior to January 1, 2005, including the condition that our Pre-Tax Income (as defined in the Bianco Agreement) for 2004 exceeds $2,000,000, whereupon the forfeited shares will become authorized but unissued shares of our common stock. The Bianco Agreement further prohibits Mr. Bianco from selling, assigning, transferring, pledging or otherwise encumbering (a) 48,000 of the 96,000 shares prior to January 1, 2005 and (b) the remaining 48,000 shares prior to January 1, 2006; provided, however, that if our Pre-Tax Income for 2004 exceeds $2,000,000 and our Adjusted EPS Growth (as defined in the Bianco Agreement) for 2004 increases by certain percentages as set forth in the Bianco Agreement, the vesting of some or all of the 48,000 shares that would otherwise vest on January 1, 2006 will be accelerated to the date the Adjusted EPS Growth is determined.

(13)	Includes 68,653 shares which Mr. Bennett may purchase upon the exercise of certain stock options. Also includes 60,000 shares of common stock issued to Mr. Bennett pursuant to the terms of his Employment Agreement, which shares may not be sold, assigned, transferred or otherwise encumbered prior to January 1, 2005 and which shares may be transferred if Mr. Bennett is not then employed by us.

(14)	Includes 82,771 shares which Mr. Skala may purchase upon the exercise of certain stock options, 3,186 shares held by Mr. Skala as trustee under a trust for the benefit of Mr. Friedman’s minor child and 1,000 shares of common stock issued on January 1, 2004, to all of our non-employee directors pursuant to our 2002 Stock Award and Incentive Plan, pursuant to which such 1,000 shares may not be sold, mortgaged, transferred or otherwise encumbered prior to January 1, 2005.

(15)	Includes 84,021 shares which Mr. Glick may purchase upon the exercise of certain stock options and 1,000 shares of Common Stock issued on January 1, 2004, to all of our non-employee directors pursuant to our 2002 Stock Award and Incentive Plan, pursuant to which such 1,000 shares may not be sold, mortgaged, transferred or otherwise encumbered prior to January 1, 2005.

(16)	Includes 74,646 shares which Mr. Miller may purchase upon the exercise of certain stock options and 1,000 shares of Common Stock issued on January 1, 2004, to all of our non-employee directors pursuant to our 2002 Stock Award and Incentive Plan, pursuant to which such 1,000 shares may not be sold, mortgaged, transferred or otherwise encumbered prior to January 1, 2005.

(17)	Includes 67,500 shares which Mr. Blatte may purchase upon the exercise of certain stock options and 1,000 shares of common stock issued on January 1, 2004, to all of our non-employee directors pursuant to our 2002 Stock Award and Incentive Plan, pursuant to which such 1,000 shares may not be sold, mortgaged, transferred or otherwise encumbered prior to January 1, 2005.

(18)	If elected to the Board, Mr. Almagor will be automatically issued an option to purchase 10,000 shares of our common stock.

(19)	Includes 3,186 shares held in a trust for the benefit of Mr. Friedman’s minor child and an aggregate of 1,096,280 shares which the directors and executive officers may purchase upon the exercise of certain stock options.

ELECTION OF DIRECTORS

(Proposal No. 1)

      The persons named in the enclosed proxy will vote to elect as directors the seven nominees named below, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. All of the nominees have indicated their willingness to serve, if elected, but if any nominee should be unable to serve or for good cause will not serve, the proxies may be voted for a substitute nominee designated by management. Each director will be elected to hold office until the next annual meeting of stockholders or until his successor is elected and qualified. There are no family relationships between or among any of our executive officers or directors.

Nominees

      Set forth below for each nominee as a director is his name and age, position with us, principal occupation and business experience during at least the past five years and the date of the commencement of each director’s term as a director.

Name	Age	Position with the Company

Jack Friedman	65	Chairman and Chief Executive Officer
Stephen G. Berman	39	Chief Operating Officer, President, Secretary and Director
Dan Almagor	50	Nominee for Director
David C. Blatte	39	Director
Robert E. Glick	59	Director
Michael G. Miller	56	Director
Murray L. Skala	57	Director

      Jack Friedman has been our Chairman and Chief Executive Officer since co-founding JAKKS with Mr. Berman in January 1995. Until December 31, 1998, he was also our President. From January 1989 until January 1995, Mr. Friedman was Chief Executive Officer, President and a director of THQ. From 1970 to 1989, Mr. Friedman was President and Chief Operating Officer of LJN Toys, Ltd., a toy and software company. After LJN was acquired by MCA/ Universal, Inc. in 1986, Mr. Friedman continued as President until his departure in late 1988.

      Stephen G. Berman has been our Chief Operating Officer and Secretary and one of our directors since co-founding JAKKS with Mr. Friedman in January 1995. Since January 1, 1999, he has also served as our President. From our inception until December 31, 1998, Mr. Berman was also our Executive Vice President. From October 1991 to August 1995, Mr. Berman was a Vice President and Managing Director of THQ International, Inc., a subsidiary of THQ. From 1988 to 1991, he was President and an owner of Balanced Approach, Inc., a distributor of personal fitness products and services.

      Dan Almagor has not yet served as a member of our Board. Since March 1992, Mr. Almagor has served as the Chairman of ACG Inc., an advisory firm affiliated with First Chicago Bank One Equity Capital, a global private equity organization which provides equity capital financing primarily to private companies.

      David C. Blatte has been one of our directors since January 2001. From January 1993 to May 2000, Mr. Blatte was a Senior Vice President in the specialty retail group of the investment banking division of Donaldson, Lufkin and Jenrette Securities Corporation. From May 2000 to January 2004, Mr. Blatte was a partner in Catterton Partners, a private equity fund. Since February 2004, Mr. Blatte has been a partner in Centre Partners, a private equity fund.

      Robert E. Glick has been one of our directors since October 1996. For more than 20 years, Mr. Glick has been an officer, director and principal stockholder in a number of privately-held companies which manufacture and market women’s apparel.

      Michael G. Miller has been one of our directors since February 1996. From 1979 until May 1998, Mr. Miller was President and a director of a group of privately-held companies, including a list brokerage and list management consulting firm, a database management consulting firm, and a direct mail graphic and creative design firm. Mr. Miller’s interests in such companies were sold in May 1998. Since 1991, he has been President of an advertising company.

      Murray L. Skala has been one of our directors since October 1995. Since 1976, Mr. Skala has been a partner of the law firm Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP, our general counsel. Mr. Skala is a director of Traffix, Inc., a publicly-held company in the business of telecommunications services and entertainment.

      Assuming the election of all nominees, a majority of our directors will be “independent,” as defined under the rules of the Nasdaq Stock Market. Such independent directors will be Messrs. Blatte, Glick, Miller and Almagor. Our directors hold office until the next annual meeting of stockholders and until their successors are elected and qualified.

Committees of the Board of Directors

      We have an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

      Audit Committee. The primary functions of the Audit Committee are to select or to recommend to our Board the selection of outside auditors; to monitor our relationships with our outside auditors and their interaction with our management in order to ensure their independence and objectivity; to review, and to assess the scope and quality of, our outside auditor’s services, including the audit of our annual financial statements; to review our financial management and accounting procedures; to review our financial statements with our management and outside auditors; and to review the adequacy of our system of internal accounting controls. Messrs. Blatte, Glick and Miller are the current members of the Audit Committee and the Board has determined that they are each “independent” (as that term is defined under the applicable rules of the Nasdaq Stock Market), and are each able to read and understand fundamental financial statements. Mr. Blatte is the Chairman of the Audit Committee and possesses the financial expertise required under Rule 401(h) of Regulation SK of the Act and NASD Rule 4350(d)(2). He is further “independent,” as that term is defined under Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. We will, in the future, continue to have (i) an Audit Committee of at least three members comprised solely of independent directors, each of whom will be able to read and understand fundamental financial statements (or will become able to do so within a reasonable period of time after his or her appointment); and (ii) at least one member of the Audit Committee that will possess the financial expertise required under the applicable rules of the Nasdaq Stock Market. Our Board has adopted a written charter for the Audit Committee (which was filed as an Appendix to our Proxy Statement for our 2001 Annual Meeting) and the Audit Committee reviews and reassesses the adequacy of that charter on an annual basis.

      Compensation Committee. The functions of the Compensation Committee are to make recommendations to the Board regarding compensation of management employees and to administer plans and programs relating to employee benefits, incentives, compensation and awards under our Third Amended and Restated 1995 Stock Option Plan and our 2002 Stock Award and Incentive Plan (the “2002 Plan”). Messrs. Glick (Chairman) and Miller are the current members of the Compensation Committee. The Board has determined that each of them are “independent,” as defined under the applicable rules of the Nasdaq Stock Market.

      Nominating and Corporate Governance Committee. The functions of the Nominating and Corporate Governance Committee are to develop our corporate governance system and to review proposed new members of our board of directors, including those recommended by our stockholders. Messrs. Blatte (Chairman), Glick and Miller are the current members of our Nominating and Corporate Governance Committee. Mr. Almagor will replace Mr. Blatte as a member and the Chairman of this Committee upon his election to our Board. The Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by the Board. The full text of the charter is available on our website at www.jakkspacific.com. For instructions on how stockholders may submit recommendations for director nominees to our Nominating and Corporate Governance Committee, see “Stockholder Communications,” below. The Board has determined that each member of this Committee is “independent,” as defined under the applicable rules of the Nasdaq Stock Market.

      The Nominating and Corporate Governance Committee will review, on an annual basis, the composition of our Board of Directors and the ability of its current members to continue effectively as directors for the upcoming fiscal year. In the ordinary course, absent special circumstances or a change in the criteria for Board membership, the Nominating and Corporate Governance Committee will renominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If that Committee thinks it in our best interests to nominate a new individual for director in connection with an annual meeting of stockholders, or if a vacancy on the Board occurs between annual stockholder meetings, the nominating committee will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, our senior management and, if the Committee deems appropriate, a third-party search firm. The Nominating and Corporate Governance Committee will evaluate each candidate’s qualifications and check relevant references and each candidate will be interviewed by at least one member of that Committee. Candidates meriting serious consideration will meet with all members of the Board. Based on this input, the Nominating and Corporate Governance Committee will evaluate whether a prospective candidate is qualified to serve as a director and whether the Committee should recommend to the Board that this candidate be appointed to fill a current vacancy on the Board, or presented for the approval of the stockholders, as appropriate.

Meetings of the Board of Directors and Board Member Attendance at Annual Stockholder Meeting

      In 2003, our Board met and acted by unanimous consent 11 times; our Compensation Committee met and acted by unanimous consent 1 time; and our Audit Committee met and acted by unanimous consent 8 times. Our Nominating and Corporate Governance Committee was first formed in 2004.

      We do not have a formal written policy with respect to Board members’ attendance at annual stockholder meetings, although we do encourage each of them to attend. All of the directors then serving attended our 2003 Annual Stockholder Meeting.

Stockholder Communications

      Stockholders interested in communicating with our Board may do so by writing to any or all directors, care of our Chief Financial Officer, at our principal executive offices. Our Chief Financial Officer will log in all stockholder correspondence and forward to the director addressee(s) all communications that, in his judgment, are appropriate for consideration by the directors. Any director may review the correspondence log and request copies of any correspondence. Examples of communications that would be considered inappropriate for consideration by the directors include, but are not limited to, commercial solicitations, trivial, obscene, or profane items, administrative matters, ordinary business matters, or personal grievances. Correspondence that is not appropriate for Board review will be handled by our Chief Financial Officer. All appropriate matters pertaining to accounting or internal controls will be brought promptly to the attention of our Audit Committee Chair.

      Stockholder recommendations for director nominees are welcome and should be sent to our Chief Financial Officer, who will forward such recommendations to our Nominating and Corporate Governance Committee, and should include the following information: (a) all information relating to each nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of our common stock which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of each nominee, and must be submitted in the time frame described under the caption, “Stockholder Proposals for 2005 Annual Meeting,” below. The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as candidates recommended by other sources, using criteria, if any, approved by the Board from time to time. Our stockholder communication policy may be amended at any time with the consent of our Corporate Governance and Nominating Committee.

Code of Ethics

      We have a Code of Ethics that applies to all our employees, officers and directors. This code was filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003. We will disclose when there have been waivers of, or amendments to, such Code, as required by the rules and regulations promulgated by the Securities and Exchange Commission and/or Nasdaq.

Executive Officers

      Our officers are elected annually by our Board of Directors and serve at the discretion of the Board of Directors. Two of our executive officers, Jack Friedman and Stephen G. Berman, are also directors of the Company. See the section above entitled “Nominees” for biographical information about these officers. The remaining executive officers are Joel M. Bennett, our Executive Vice President and Chief Financial Officer, and Michael Bianco, Jr., our Executive Vice President and Chief Merchandising Officer.

      Joel M. Bennett, 42, joined us in September 1995 as Chief Financial Officer and was given the additional title of Executive Vice President in May 2000. From August 1993 to September 1995, he served in several financial management capacities at Time Warner Entertainment Company, L.P., including as Controller of Warner Brothers Consumer Products Worldwide Merchandising and Interactive Entertainment. From June 1991 to August 1993, Mr. Bennett was Vice President and Chief Financial Officer of TTI Technologies, Inc., a direct-mail computer hardware and software distribution company. From 1986 to June 1991, Mr. Bennett held various financial management positions at The Walt Disney Company, including Senior Manager of Finance for its international television syndication and production division. Mr. Bennett holds a Master of Business Administration degree and is a Certified Public Accountant.

      Michael Bianco, Jr., 46, joined us in October 1999 when we acquired Flying Colors Toys, where he had been President and a principal shareholder since July 1996. He has been our Executive Vice President since July 2001 and was given the additional title of Chief Merchandising Officer in February 2002. Until July 2001, he had served as a Senior Vice President of our Flying Colors division. From 1994 to 1996, Mr. Bianco served as Executive Vice President of Rose Art Industries, Inc., a manufacturer of craft and activity products, and from 1976 to 1993, he served in various capacities, including Vice President of Merchandising, at toy retailer Kay Bee Toys.

Certain Relationships and Related Transactions

      One of our directors, Murray L. Skala, is a partner in the law firm of Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP, which has performed, and is expected to continue to perform, legal services for us. In 2003, we incurred approximately $3,116,866 for legal fees and $525,559 for reimbursable expenses payable to that firm. As of December 31, 2002 and 2003, legal fees and reimbursable expenses of $656,724 and $721,837, respectively, were payable to this law firm.

Legal Proceedings

      We are a party to, and certain of our property is the subject of, various pending claims and legal proceedings that routinely arise in the ordinary course of our business, but we do not believe that any of these claims or proceedings will have a material effect on our business, financial condition or results of operations.

Section 16(a) Beneficial Ownership Reporting Compliance

      To the best of our knowledge, based solely upon our review of Forms 3, 4 and 5 furnished to us, all Forms 3, 4 or 5 required to be filed pursuant to Section 16(a) of the Exchange Act during or with respect to the fiscal year ended December 31, 2003 were filed on a timely basis.

Executive Compensation

      The following table sets forth the compensation we paid for our fiscal years ended December 31, 2003, 2002 and 2001 to our Chief Executive Officer and to each of our other executive officers whose compensation exceeded $100,000 on an annual basis (the “Named Officers”).

Summary Compensation Table

					Long Term Awards

		Annual Compensation			Restricted
					Stock
		Salary	Bonus	Other Annual	Awards		Options
Name and Principal Position	Year	($)	($)	Compensation	($)(*)		(#)

Jack Friedman	2003	965,000	1,327,140	—	2,524,800	(2)	—
Chairman and Chief	2002	846,000	1,429,696	—	—		—
Executive Officer	2001	821,000	1,706,390	—	—		175,000
Stephen G. Berman	2003	965,000	1,327,140	—	2,524,800	(2)	—
Chief Operating Officer,	2002	821,000	1,429,696	—	—		—
President and Secretary	2001	796,000	1,706,390	—	—		175,000
Joel M. Bennett	2003	300,000	—	—	1,262,400	(3)	—
Executive Vice President and	2002	272,500	495,000 (1)	—	—		—
Chief Financial Officer	2001	247,500	160,000	—	—		20,000
Michael Bianco, Jr.	2003	700,000	—	—	1,009,920	(4)	—
Executive Vice President and	2002	575,000	600,000	—	—		—
Chief Merchandising Officer	2001	550,000	450,000	—	—		150,000

(*)	The shares of restricted stock referenced in this column were all issued pursuant to the 2002 Plan. The total number of restricted shares issued under the 2002 Plan that were outstanding at December 31, 2003 was 696,000 shares. Such shares had an aggregate value of $9,152,400, representing the product of (a) 696,000 shares, multiplied by (b) $13.15, the closing price of our common stock on December 31, 2003, as reported by Nasdaq.

(1)	Includes the forgiveness of a note receivable and accrued interest in the aggregate amount of $285,000.

(2)	Represents the product of (a) 240,000 shares of restricted stock multiplied by (b) $10.52, the closing price of our common stock, as reported by Nasdaq, on March 27, 2003, the date the shares were granted, all of which vested on January 1, 2004.

(3)	Represents the product of (a) 120,000 shares of restricted stock multiplied by (b) $10.52, the closing price of our common stock, as reported by Nasdaq, on March 27, 2003, the date the shares were granted, which vest as follows: 60,000 on each of January 1, 2004 and 2005, subject to certain Company financial performance criteria.

(4)	Represents the product of (a) 96,000 shares of restricted stock multiplied by (b) $10.52, the closing price of our common stock, as reported by Nasdaq, on March 27, 2003, the date the shares were granted, all of which vested on January 1, 2004.

      The following table sets forth certain information regarding options exercised and exercisable during 2003 and the value of the options held as of December 31, 2003 by the Named Officers.

Aggregated Option/ SAR Exercises in Last Fiscal Year

and Fiscal Year End Option/ SAR Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options/SARs		Options/SARs
	Shares		at Fiscal Year End		at Fiscal Year End(2)
	Acquired On	Value
Name	Exercise (#)	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Jack Friedman	187,500	$1,364,063	175,341	181,913	$647,986	$313,404
Stephen G. Berman	—	—	227,494	223,544	923,093	533,007
Joel M. Bennett	—	—	38,864	66,339	173,358	276,088
Michael Bianco, Jr.	—	—	72,954	149,325	147,457	233,814

(1)	The product of (x) the difference between $12.50 (the closing sale price on October 22, 2003, the date the option was exercised) and $5.225, the exercise price of the option, multiplied by (y) the number of exercised options.

(2)	The product of (x) the difference between $13.15 (the closing sale price of the common stock on December 31, 2003) and the aggregate exercise price of such options, multiplied by (y) the number of unexercised options.

Board Compensation

      Directors currently receive an annual cash stipend of $15,000 for serving on the Board, and are reimbursed for reasonable expenses incurred in attending meetings. In addition, the 2002 Plan provides for each newly elected non-employee director to receive at the commencement of his term an option to purchase 10,000 shares of our common stock at their then current fair market value, and for grants to our non-employee directors: (i) on January 1 and July 1 of each year of an option to purchase 7,500 shares of our common stock at their then current fair market value, and (ii) on January 1 of each year of 1,000 shares of restricted stock. Options granted to a non-employee director expire upon the termination of the director’s services for cause, but may be exercised at any time during a one-year period after such person ceases to serve as a director for any other reason.

      The Chairman of the Audit Committee further receives an annual cash stipend of $5,000 for serving in such capacity (which our Board has recently increased to $10,000 effective January 1, 2005).

Employment Agreements

      In March 2003 we amended and restated our employment agreements with each of the Named Officers.

      Mr. Friedman’s amended and restated employment agreement, pursuant to which he serves as our Chairman and Chief Executive Officer, provides for an annual base salary in 2004 of $990,000. Mr. Friedman’s agreement expires December 31, 2010. His base salary is subject to annual increases determined by our Board of Directors, but in an amount not less than $25,000 per annum. For our fiscal year ended December 31, 2003, Mr. Friedman received a bonus of $1,327,140. For each fiscal year between 2004 through 2010, Mr. Friedman’s bonus will depend on our achieving certain earnings per share growth targets.

The earnings per share growth targets for 2004 have been set, but the earnings per share growth targets for subsequent fiscal years will be determined annually by the Compensation Committee of our Board of Directors. Depending on the levels of earnings per share growth that we achieve in each fiscal year, Mr. Friedman will receive an annual bonus from 0% to up to 200% of his base salary. In addition, in consideration for modifying and replacing the pre-tax income formula provided in his prior employment agreement for determining his annual bonus, and for entering into the amended employment agreement, Mr. Friedman was granted the right to be issued an aggregate of 1,080,000 shares of restricted stock. The first tranche of restricted stock, totaling 240,000 shares, was granted at the time the agreement became effective, and the second tranche of restricted stock, totaling 120,000 shares, was granted on January 1, 2004. In each subsequent year of the employment agreement term, Mr. Friedman will receive 120,000 shares of restricted stock. The grant of these shares is in accordance with our 2002 Stock Award and Incentive Plan, and the vesting of each tranche of restricted stock is subject to our achieving pre-tax income in excess of $2,000,000 in the fiscal year that the grant is made. Each tranche of restricted stock granted or to be granted from January 1, 2004 through January 1, 2008 is subject to a two-year vesting period, which may be accelerated to one year if we achieve certain earnings per share growth targets. Each tranche of restricted stock to be granted thereafter through January 1, 2010, is subject to a one-year vesting period. Finally, the agreement provides Mr. Friedman with the opportunity, commencing at age 67, to retire and receive a single-life annuity retirement payment equal to $975,000 a year for a period of 10 years, or in the event of his death during such retirement period, his estate will receive a death benefit equal to the difference between $2,925,000 and any prior retirement benefits previously paid to him; provided, however, that Mr. Friedman must agree to serve as Chairman Emeritus of our Board of Directors, if requested to do so by such Board.

      Mr. Berman’s amended and restated employment agreement, pursuant to which he serves as our President and Chief Operating Officer, provides for an annual base salary in 2004 of $990,000. Mr. Berman’s agreement expires December 31, 2010. His base salary is subject to annual increases determined by our Board of Directors, but in an amount not less than $25,000 per annum. For our fiscal year ended December 31, 2003, Mr. Berman received a bonus of $1,327,140. For each fiscal year between 2004 through 2010, Mr. Berman’s bonus will depend on our achieving certain earnings per share growth targets. The earnings per share growth targets for 2004 have been set, but the earnings per share growth targets for subsequent fiscal years will be determined annually by the Compensation Committee of our Board of Directors. Depending on the levels of earnings per share growth that we achieve in each fiscal year, Mr. Berman will receive an annual bonus of from 0% to up to 200% of his base salary. In addition, in consideration for modifying and replacing the pre-tax income formula provided in his prior employment agreement for determining his annual bonus, and for entering into the amended employment agreement, Mr. Berman was granted the right to be issued an aggregate of 1,080,000 shares of restricted stock. The first tranche of restricted stock, totaling 240,000 shares, was granted at the time the agreement became effective, and the second tranche of restricted stock, totaling 120,000 shares, was granted on January 1, 2004. In each subsequent year of the employment agreement term, Mr. Berman will receive 120,000 shares of restricted stock. The grant of these shares is in accordance with our 2002 Stock Award and Incentive Plan, and the vesting of each tranche of restricted stock is subject to our achieving pre-tax income in excess of $2,000,000 in the fiscal year that the grant is made. Each tranche of restricted stock granted or to be granted from January 1, 2004 through January 1, 2008 is subject to a two-year vesting period, which may be accelerated to one year if we achieve certain earnings per share growth targets. Each tranche of restricted stock to be granted thereafter through January 1, 2010, is subject to a one-year vesting period.

      Mr. Bennett’s amended and restated our employment agreement, pursuant to which Mr. Bennett serves as our Executive Vice President and Chief Financial Officer, expires December 31, 2006. Mr. Bennett’s annual base salary in 2004 is $320,000 and is subject to annual increases in an amount, not less than $20,000, determined by our Board of Directors. In addition, as consideration for relinquishing the prior formula for determining his annual bonus, and for entering into the amended agreement, Mr. Bennett was awarded at the time his agreement became effective 120,000 shares of restricted stock, 60,000 of such shares vested on January 1, 2004 and the remaining 60,000 shares will vest on January 1, 2005, provided Mr. Bennett is then employed by us. This grant of restricted stock was in accordance with our 2002 Stock Award and Incentive Plan.

      Mr. Bianco’s amended and restated employment agreement, pursuant to which he serves as our Executive Vice President and Chief Merchandising Officer, provides for an annual base salary in 2004 of $725,000. Mr. Bianco’s agreement expires December 31, 2007. His base salary is subject to annual increases determined by our Board of Directors, but in an amount not less than $25,000 per annum. For our fiscal year ended December 31, 2003, Mr. Bianco did not receive a bonus. For each fiscal year between 2004 through 2007, Mr. Bianco’s bonus will depend on our achieving certain earnings per share growth targets. The earnings per share growth targets for 2004 will be determined annually by the Compensation Committee of our Board of Directors. Depending on the levels of earnings per share growth that we achieve in each fiscal year, Mr. Bianco will receive an annual bonus of from 0% to up to 200% of his base salary. In addition, in consideration for modifying and replacing the pre-tax income formula provided in his prior employment agreement for determining his annual bonus, and for entering into the amended employment agreement, Mr. Bianco was granted the right to be issued an aggregate of 480,000 shares of restricted stock. The first tranche of restricted stock, totaling 96,000 shares, was granted at the time the agreement became effective, and the second tranche of restricted stock, totaling 96,000 shares, was granted on January 1, 2004. In each subsequent year of the employment agreement term, Mr. Bianco will receive 96,000 shares of restricted stock. The grant of these shares is in accordance with our 2002 Stock Award and Incentive Plan, and the vesting of each tranche of restricted stock is subject to our achieving pre-tax income in excess of $2,000,000 in the fiscal year that the grant is made. Each tranche of restricted stock granted or to be granted from January 1, 2004 through January 1, 2007 is subject to a two-year vesting period, which may be accelerated to one year if we achieve certain earnings per share growth targets.

      If we terminate Mr. Friedman’s, Mr. Berman’s, Mr. Bianco’s or Mr. Bennett’s employment other than “for cause” or if a Named Officer resigns because of our material breach of the employment agreement or because we cause a material change in his employment, we are required to make a lump-sum severance payment in an amount equal to his base salary and bonus during the balance of the term of the employment agreement, based on his then applicable annual base salary and bonus. In the event of the termination of his employment under certain circumstances after a “Change of Control” (as defined in each employment agreement), we are required to make a one-time payment of an amount equal to 2.99 times of the “base amount” of such Named Officer determined in accordance with the applicable provisions of the Internal Revenue Code.

      The foregoing is only a summary of the material terms of our employment agreements with the Named Officers. For a complete description, copies of such agreements are annexed herein in their entirety as exhibits or are otherwise incorporated herein by reference.

Compensation Committee Interlock and Insider Participation

      Messrs. Glick and Miller are the members of our Compensation Committee. None of our executive officers has served as a director or member of a compensation committee (or other board committee performing equivalent functions) of any other entity, one of whose executive officers served as a director or a member of our Compensation Committee.

Performance Graph

      The graph and tables below display the relative performance of our common stock, the Russell 2000 Price Index (the “Russell 2000”) and a peer group index, by comparing the cumulative total stockholder return (which assumes reinvestment of any dividends) on an assumed $100 investment in our common stock, the Russell 2000 and the peer group index over the period from January 1, 1998 to December 31, 2003. The seven companies included in the peer group index are: Acclaim Entertainment, Inc., Action Performance Companies, Inc., Equity Marketing, Inc., The First Years, Inc., Hasbro, Inc., Mattel, Inc. and Russ Berrie and Company, Inc. We believe that these companies represent a cross-section of publicly-traded companies with product lines and businesses similar to our own throughout the comparison period. The historical performance data presented below may not be indicative of the future performance of our common stock, either reference index or any component company in either reference index.

Annual Return Percentage

	December 31,	December 31,	December 31,	December 31,	December 31,
	1999	2000	2001	2002	2003

JAKKS Pacific	160.76%	(51.17)%	107.67%	(28.92)%	(2.38)%
Peer Group	(34.51)	(13.20)	36.82	(3.49)	17.41
Russell 2000	21.36	(2.91)	2.63	(20.49)	47.27

Indexed Returns

	January 1,	December 31,	December 31,	December 31,	December 31,	December 31,
	1999	1999	2000	2001	2002	2003

JAKKS Pacific	$100.00	$260.76	$127.33	$264.42	$187.95	$183.49
Peer Group	$100.00	65.49	56.84	77.77	75.06	88.13
Russell 2000	$100.00	121.36	117.83	120.93	96.15	141.60

COMPENSATION COMMITTEE REPORT

Overview

      Our approach to employee compensation is grounded in our belief that our most important resource is our people. While some companies may enjoy an exclusive or limited franchise or are able to exploit unique assets, proprietary technology or other special properties or rights, we depend fundamentally on the skills, energy and dedication of our employees to drive our business. It is only through their constant efforts that we are able to innovate through the creation of new products and the continual rejuvenation of our product lines, to maintain superior operating efficiencies, and to develop and exploit marketing channels. With this in mind, we have consistently sought to employ the most talented, accomplished and energetic people available in the industry.

      One of our key management principles is to operate with a lean and effective executive staff. This allows for quick decision-making and efficient operation, but also stresses clearly delineated responsibilities and accountability for each area of business. We believe that we have assembled an outstanding management team and that this has been a primary factor in our success to date. Accordingly, we have determined that the paramount aim of our compensation policy should be to attract and retain the most promising people available to work for us and to motivate them so that they perform to their maximum potential.

      The compensation of our executive officers is governed by the terms of their individual employment agreements. Mr. Friedman and Mr. Berman generally determine the compensation of other management employees, subject to oversight by the Board of Directors. Management compensation, excluding that covered by the employment agreements of our executive officers, is generally determined based on a subjective evaluation of an employee’s efforts and achievements, our overall performance and the employee’s contribution thereto. The role of our Board’s Compensation Committee in this process is to review our Company’s compensation policy for management employees, to recommend to the Board programs and policies related to employee compensation and benefits, and to administer programs and plans relating thereto, including our Third Amended and Restated 1995 Stock Option Plan and our 2002 Stock Award and Incentive Plan.

Executive Compensation

      Our executive compensation consists of four components:

     Base Salary

      The base salaries of Mr. Friedman, Mr. Berman, Mr. Bennett and Mr. Bianco are determined in accordance with their respective employment agreements. We determine the base salary of each of our other management employees on an annual basis.

     Incentive Bonus

      Generally, we award a cash bonus to our management employees based on their personal performance in the past year and our overall performance. Messrs. Friedman, Berman and Bianco are entitled to receive a formula-based bonus under their respective employment agreements, and may also receive additional discretionary bonuses.

     Stock Option Grants

      We believe that an important element of our compensation policy is to align the interests of our management employees with the long-term interests of our stockholders. The most direct way to accomplish this is by giving our employees an equity stake in our Company, which we do by granting stock options to our employees as a non-cash component of incentive compensation. Options are granted to employees by the Board of Directors or our Compensation Committee, based on the recommendations of management (except that management does not participate in determining their own option grants). To date, the exercise price of each option granted under our Third Amended and Restated 1995 Stock Option Plan (the “1995 Plan”) and the 2002 Plan (collectively with the 1995 Plan, the “Plans”) was equal to the Nasdaq closing price of our common stock on the date of grant (except where a higher exercise price was required in order for the option to qualify as an “incentive stock option” under the Internal Revenue Code when the option is granted to a 10% stockholder), and we intend to continue this practice in general. Beginning in 1999, we have provided for all options granted under the Plans to employees to vest in increments of 15%, 15%, 15%, 25% and 30% over the five-year period beginning on the first anniversary of the date of grant, and to terminate six years after the date of grant. We believe that the relatively long and back-end weighted vesting period encourages a long-term commitment to us by the option grantee.

     Employee Benefits

      We provide customary employee benefits, such as medical and hospitalization insurance, paid vacation and a 401(k) retirement savings plan, to all our full-time employees. In addition, certain of our management employees are entitled to perquisites, such as an automobile allowance.

Chief Executive Officer Compensation

      In 2003, Mr. Friedman, our Chairman and Chief Executive Officer, and Mr. Berman, our President and Chief Operating Officer, each earned a base salary of $965,000 and a bonus of $1,327,140. Mr. Friedman and Mr. Berman are subject to employment agreements which require us to increase their salary each year by an amount not less than $25,000 and which provide for formula-based bonuses (see “Employment Agreements”).

      We believe that our success to date has been to a significant extent attributable to the personal efforts of Mr. Friedman and Mr. Berman. They founded the Company, established our business philosophy and operating structure and were the driving force behind our central theme of focusing our business on “evergreen” products. In his nearly four-decade-long career in the toy industry, Mr. Friedman has established an important network of relationships that we have been able to exploit in product acquisition, production and sales. Both Mr. Berman and Mr. Friedman embody our management philosophy with a “hands on” approach in all areas of our business. In addition to their general supervisory functions, they are directly involved in license acquisition, product design and development, production, and sales and marketing, as well as our financing and acquisition efforts. Their efforts have resulted in our identifying and securing desirable licenses and properties, the rapid expansion of our product lines, our achieving significant production efficiencies and the development of a loyal and growing customer base.

Considerations with Respect to Tax Deductibility

      The deductibility of compensation payments in excess of $1,000,000 to each of our Chief Executive Officer or four other most highly compensated executive officers is subject to certain limitations under Section 162(m) of the Internal Revenue Code. The Board of Directors and the Compensation Committee take into account the effect of the loss of deductibility of executive compensation that exceeds $1,000,000 as one factor in its consideration of the appropriate manner and level of compensation for our executives. While they seek to minimize any adverse impact of these limitations, they may not confine compensation to the $1,000,000 limit in order to maintain flexibility to award greater compensation where appropriate.

COMPENSATION COMMITTEE

Robert E. Glick, Chairman
Michael G. Miller

REPORT OF THE AUDIT COMMITTEE ON THE FINANCIAL STATEMENTS

      The Audit Committee has (i) reviewed and discussed with management our Company’s audited financial statements for 2003; (ii) discussed with PKF, our Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications; (iii) received the written disclosures and the letter from the independent auditors as required by Independent Standards Board Standard No. 1, Independence Discussions with Audit Committees; (iv) considered whether the non-audit services provided by the independent auditors, if any, are compatible with maintaining the auditor’s independence; and (v) discussed with the auditors the auditors’ independence. The Audit Committee further approves our Company’s engagement of independent auditors prior to the rendering by such auditors of any audit or non-audit services.

      Based on the review and discussions outlined above, the Audit Committee recommended to the Board of Directors that the audited financial statements for 2003 be included in our Company’s Annual Report on Form 10-K for such fiscal year.

AUDIT COMMITTEE

David C. Blatte, Chairman
Robert E. Glick
Michael G. Miller

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

(Proposal No. 2)

      Upon the recommendation of our Audit Committee, our Board of Directors has appointed the firm of PKF, Certified Public Accountants, A Professional Corporation, as our principal independent auditors for the fiscal year ending December 31, 2004, subject to ratification by the stockholders. This firm has served as our independent auditors since our inception in 1995. If the appointment of this firm is not ratified or if it declines to act or their engagement is otherwise discontinued, the Board of Directors will appoint other independent auditors. Representatives of the firm are expected to be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting, if they so desire, and will be available to respond to appropriate questions from stockholders.

      Before PKF is engaged by us to render audit or non-audit services, where required by the rules and regulations promulgated by the Securities and Exchange Commission and/or Nasdaq, such engagement is approved by the Audit Committee. The following are the fees billed us by PKF for services rendered thereby during 2003 and 2002 (all of which that were for 2003 having been pre-approved by the Audit Committee):

	2003	2002

Audit Fees	$484,307	$326,888
Audit Related Fees	11,603	0
Tax Fees	205,673	103,638
All Other Fees	56,811	29,510

      Audit Fees consist of the aggregate fees billed for professional services rendered for the audit of our annual financial statements and the reviews of the financial statements included in our Forms 10-Q and for any other services that are normally provided by PKF in connection with our statutory and regulatory filings or engagements.

      Audit Related Fees consist of the aggregate fees billed for professional services rendered for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and were not otherwise included in Audit Fees.

      Tax Fees consist of the aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning. Included in such Tax Fees were fees for preparation of our tax returns, consultancy and advice on international and domestic tax structures and tax planning relating to our acquisition efforts.

      All Other Fees consist of the aggregate fees billed for products and services provided by PKF and not otherwise included in Audit Fees, Audit Related Fees or Tax Fees. Included in such Other Fees were fees for services rendered by PKF in connection with our private and public offerings conducted during such periods, as well as reviews related to our acquisition efforts.

      Our Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining PKF’s independence and determined that such services are appropriate.

BOARD RECOMMENDATION

      The Board of Directors believes that the approval of the foregoing two proposals is in the best interests of our Company and its stockholders and, therefore, recommends that the stockholders vote FOR such proposals.

2005 ANNUAL MEETING

      We must receive a stockholder proposal (and any supporting statement) to be considered for inclusion in our proxy statement and proxy for our annual meeting in 2005 at our principal executive offices on or before April 4, 2005. Any other proposal that a stockholder intends to present at that meeting may be deemed untimely unless we have received written notice of such proposal on or before June 17, 2005. Stockholders should send proposals and notices addressed to JAKKS Pacific, Inc., 22619 Pacific Coast Highway, Malibu, California 90265, Attention: Stephen G. Berman, Secretary.

OTHER MATTERS

      We have not received any other proposal or notice of any stockholder’s intention to present any proposal at our annual meeting, and we are not aware of any matter, other than those discussed above in this Proxy Statement, to be presented at the meeting. If any other matter is properly brought before the annual meeting, the persons named in the attached proxy intend to vote on such matter as directed by our Board of Directors.

      We will bear all costs of solicitation of proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph, facsimile, mail and personal interviews, and we reserve the right to compensate outside agencies for the purpose of soliciting proxies. We will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of shares held in their names and we will reimburse them for out-of-pocket expenses incurred on our behalf.

      We will provide, without charge, upon the written request of any person from whom proxies for this meeting were solicited, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, including the financial statements and financial statement schedules. Anyone requesting such document shall submit the request in writing to: JAKKS Pacific, Inc., 22619 Pacific Coast Highway, Malibu, CA 90265, Attn.: Joel Bennett, Chief Financial Officer.

By Order of the Board of Directors

-s- Stephen G. Berman

STEPHEN G. BERMAN
Secretary

August 9, 2004

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR SHARES PERSONALLY, EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

Proxy for Annual Meeting of Stockholders to be held September 10, 2004

JAKKS Pacific, Inc.

Know all men by these presents, that the undersigned hereby constitutes and appoints Jack Friedman and Stephen Berman and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to represent and vote with respect to all of the shares of the common stock of JAKKS Pacific, Inc., standing in the name of the undersigned at the close of business on July 28, 2004, at the Annual Meeting of Stockholders of the Company to be held on September 10, 2004 at the Sherwood Country Club, 320 West Stafford Road, Thousand Oaks, California 91361, at 9:00 a.m. local time, and at any and all adjournments thereof, with all the powers that the undersigned would possess if personally present, and especially (but without limiting the general authorization and power hereby given) to vote as follows.

This proxy is solicited by the Board of Directors of the Company.

(Continued and to be signed on the reverse side.)

▼ DETACH PROXY CARD HERE▼

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1. Election of Directors	JAKKS PACIFIC INC

☐	FOR all nominees listed below (except as indicated to the contrary below).	☐	AGAINST

Director Nominees: Jack Friedman, Stephen G. Berman, Dan Almagor, David C. Blatte, Robert E. Glick, Michael G. Miller and Murray L. Skala

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

EXCEPTIONS

2.	Approval of appointment of the firm of PKF, Certified Public Accountants, A Professional Corporation, as the Company’s auditors.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	In their discretion upon such other measures as may properly come before the meeting, hereby ratifying and confirming all that said proxy may lawfully do or cause to be done by virtue hereof and hereby revoking all proxies heretofore given by the undersigned to vote at said meeting or any adjournment thereof.

☐	FOR	☐	AGAINST	☐	ABSTAIN

The shares represented by this proxy will be voted in the manner indicated, and if no instructions to the contrary are indicated, will be voted FOR all proposals listed above. Number of shares owned by undersigned                                      .

Signature (s):	Date,

Signature (s):	Date,

IMPORTANT: Please sign exactly as your names are printed here. Executors, administrators, trustees and other persons signing in a representative capacity should give full title.
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Please Detach Here
▲You Must Detach This Portion of the Proxy Card Before▲
Returning it in the Enclosed Envelope